THE PROGRESSIVE CORPORATION
EXECUTIVE SEPARATION ALLOWANCE PLAN
(2015 AMENDMENT AND RESTATEMENT)

WHEREAS, The Progressive Corporation Executive Separation Allowance Plan (“Plan”) is currently maintained pursuant to a 2006 Amendment and Restatement and seven amendments thereto; and

WHEREAS, it is deemed desirable to amend and restate the Plan;

NOW THEREFORE, effective August 6, 2015, the Plan is hereby amended and restated as set forth below:

SECTION 1 - DEFINITIONS

1.1	“2015 Plan” means The Progressive Corporation 2015 Equity Incentive Plan, as such plan may be in effect from time to time.

1.2	“Affiliated Company” means any entity in which the Company owns, directly or indirectly, more than fifty percent (50%) of the stock or ownership interests.

1.3
“Applicable Group Insurance Plan”, as to each Eligible Employee, means any employee benefit plan (including, but not limited to, The Progressive Health, Life and Disability Benefits Plan) in which the Eligible Employee is eligible to participate and which provides medical, dental, vision, life or disability coverage, as such plan may be in effect from time to time.

1.4
“Cause” (a) before a Change in Control means (i) an Eligible Employee’s violation of Progressive’s Code of Business Conduct and Ethics, provided that such violation would entitle the Company to terminate the Eligible Employee’s employment under the Company’s customary Code of Business Conduct and Ethics enforcement procedures or (ii) an Eligible Employee’s failure to meet written job objectives, provided that such failure would entitle the Company to terminate the Eligible Employee’s employment under the Company’s customary performance management procedures; and (b) after a Change in Control has the meaning given to that term under the 2015 Plan.

1.5	“Change in Control” has the meaning given to that term under the 2015 Plan.

1.6	“Code” means the Internal Revenue Code of 1986, as amended.

1.7	“Company” means The Progressive Corporation, an Ohio corporation, or its successors.

1.8
“Compensation” as to each Eligible Employee means his/her rate of base salary or other base wages immediately prior to his/her Separation Date. This term does not include overtime pay, shift differentials, other pay differentials, Gainsharing, bonuses, commissions, stock-based compensation, incentive compensation, separate pay adjustments or allowances or any other forms of remuneration.

1.9
“Eligible Employee” means a regular, non-temporary employee of a Participating Employer who is eligible to receive annual restricted stock or other annual stock-based awards under The Progressive Corporation 2015 Incentive Plan or any similar plan as determined by the Company, or whose annual compensation within the meaning of Section 401(a)(17) of the Code exceeds the maximum amount allowed under such Code Section. Notwithstanding anything in the Plan to the contrary, Eligible Employees shall not include (i) any person classified by a Participating Employer or any Affiliated Company as an independent contractor or as an employee of an entity other than a Participating Employer or Affiliated Company, (ii) any person whose terms and conditions of employment are governed by a collective bargaining agreement, or (iii) any person who receives a one-time restricted stock award or other stock-based award, but who is not eligible to receive regular, annual restricted stock awards or other stock-based awards.

1.10	“Good Reason” shall mean Good Reason as defined in the 2015 Plan.

1.11	“Grade Level” shall mean the grade level assigned by Progressive to the position held by an Eligible Employee immediately prior to termination of employment or Job Change.

1.12
“Participating Employer” shall mean each Affiliated Company that employs one or more individuals and classifies them as its common law employees for payroll tax purposes, and that either (a) was an Affiliated Company as of March 31, 2015, or (b) becomes an Affiliated Company on or after April 1, 2015, and elects to participate in the Plan in accordance with Section 12.

1.13
“Job Change” means any change in an Eligible Employee’s job duties that is deemed significant by the Company in its sole and absolute discretion. No determination by the Company as to the significance of any such change shall be deemed a precedent or shall limit in any way the Company’s sole and absolute discretion in deciding whether any change in any Eligible Employee’s job duties is significant.

1.14	“Plan” means The Progressive Corporation Executive Separation Allowance Plan (2015 Amendment and Restatement), as set forth herein and as the same may be amended from time to time.

1.15	“Progressive” includes the Company and any other entity which from time to time is an Affiliated Company.

1.16	“Separation Agreement and General Release” means an agreement and release substantially in the form attached hereto as Exhibit A.

1.17	“Separation Date” means the effective date of any Eligible Employee’s termination of employment or resignation due to a Job Change or, after a Change in Control, resignation for Good Reason.

1.18
“Years of Service” as to each Eligible Employee means the period of time beginning on his/her most recent date of hire by a Participating Employer and ending on his/her most recent Separation Date. However, Years of Service shall not include any time during which an Eligible Employee has received long-term disability benefits under the Applicable Group Insurance Plan.

SECTION 2 - ENTITLEMENT TO SEPARATION ALLOWANCE

2.1
(a) An Eligible Employee shall be entitled to receive a separation allowance under this Plan if (i) Progressive terminates his/her employment for reasons other than resignation (except as provided in Section 2.1(b) below), retirement, death, disability (except as provided in Section 2.3 below), leave of absence or discharge for Cause, and (ii) the Eligible Employee signs a Separation Agreement and General Release and delivers it to the Company within forty-five (45) days after the Eligible Employee's Separation Date.

(b) An Eligible Employee shall be entitled to receive a separation allowance under this Plan if (i) the Company gives the Eligible Employee written notice of a Job Change, (ii) the Eligible Employee delivers a written resignation from employment to the Company within such period as the Company shall specify and which resignation is effective as of a date that (A) is acceptable to the Company in its sole and absolute discretion and (B) is no later than January 10 of the calendar year immediately following the calendar year in which the Eligible Employee receives from the Company the written notice of a Job Change pursuant to Section 2.1(b)(i) above, and (iii) the Eligible Employee signs a Separation Agreement and General Release and delivers it to the Company within forty-five (45) days after the resignation effective date determined pursuant to Section 2.1(b)(ii) above.

2.2
In addition, if during the twenty-four (24) month period following a Change in Control, an Eligible Employee terminates his or her employment for Good Reason (as stated in a written notice to Progressive, which must be provided within thirty (30) days after the occurrence of the event(s) giving rise to such Good Reason, and must set forth such Good Reason in reasonable detail and the expected date of termination, which shall be not more than thirty (30) days after the date of such notice), and Progressive fails to cure the event(s) giving rise to the claim of Good Reason within such thirty (30) day period, then upon the occurrence of such termination, the Eligible Employee shall be entitled to a separation allowance under this Plan if the Eligible Employee signs a Separation Agreement and General Release and delivers it to the Company within forty-five (45) days after the Eligible Employee’s Separation Date.

2.3
Notwithstanding the preceding provisions of this Section 2, no Eligible Employee shall be entitled to receive a separation allowance if he/she is on a medical or other leave of absence, except for an Eligible Employee who, on his or her Separation Date, is receiving long-term disability benefits under the Applicable Group Insurance Plan or is on a qualifying leave pursuant to the Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act, or any other local, state or federal law pursuant to which the Eligible Employee has a lawful right to a separation allowance upon termination of employment or resignation due to a Job Change or, after a Change in Control, resignation for Good Reason.

2.4
Notwithstanding anything in this Plan to the contrary, an Eligible Employee shall not be entitled to receive a separation allowance, and any Separation Agreement and General Release that such Eligible Employee previously may have executed shall be considered null and void, if, at any time prior to payment of a separation allowance to such Eligible Employee, the Company determines that the Eligible Employee has at any time prior to such payment committed a violation of Progressive’s Code of Business Conduct and Ethics that would have led Progressive to terminate the Eligible Employee’s employment in accordance with Progressive’s then current disciplinary practices with respect to the type of violation in question had the Eligible Employee still been actively employed. The provisions of this Section 2.4 shall cease to be effective immediately upon the occurrence of a Change in Control. The preceding provisions of this Section 2.4 shall not in any way affect the Company’s right to terminate an employee’s employment for Cause following a Change in Control.

SECTION 3 - AMOUNT OF SEPARATION ALLOWANCE

3.1	The separation allowance payable to each Eligible Employee who is entitled to such allowance under Section 2 above shall be equal to the number of weeks of Compensation set forth in the table below, based on the Eligible Employee’s Grade Level and Years of Service as of his/her Separation Date:

Eligible Employees at Grade Levels 47 through 52	26 weeks of Compensation plus two additional weeks of Compensation for each full Year of Service in excess of 13 Years of Service, not to exceed an aggregate of 52 weeks of Compensation
Eligible Employees at Grade Levels 53, 54 and 55	52 weeks of Compensation
(1) The Company’s Chief Executive Officer; (2) Eligible Employees who (i) report directly to him/her, and (ii) have no assigned Grade Level; and (3) any other Eligible Employee designated in writing by (i) the Compensation Committee of the Company’s Board of Directors, if the Eligible Employee is an executive officer, or (ii) the Company’s Chief Executive Officer and Chief Human Resources Officer, if the Eligible Employee is not an executive officer.
Less than one Year of Service: 52 weeks of Compensation At least one, but less than two, Years of Service: 104 weeks of Compensation At least two Years of Service: 156 weeks of Compensation

3.2
Each Eligible Employee’s separation allowance shall be paid in a lump sum within thirty (30) days following the later of (i) the Eligible Employee’s Separation Date, or (ii) the expiration of the revocation period referred to in the Eligible Employee’s signed Separation Agreement and General Release. In no event, however, shall an Eligible Employee’s separation allowance be paid later than March 15 of the year following the year in which the Eligible Employee’s Separation Date occurs.

3.3
Progressive shall withhold from each separation allowance all applicable federal, state, and local taxes, Social Security taxes and other deductions required by law, and any other amounts due to Progressive from the Eligible Employee for any reason.

3.4
Each Eligible Employee’s separation allowance payable under this Plan shall be reduced by the amount of any state-mandated separation allowance or severance payments payable by Progressive to such Eligible Employee.

3.5
Notwithstanding anything herein to the contrary, no separation allowance payments shall be made under this Plan to any Eligible Employee later than two and one-half months following (i) the end of the year in which the Eligible Employee’s Separation Date occurs, or (ii) if earlier, the end of the year in which the Eligible Employee receives a written notice from the Company pursuant to Section 2.1(b)(i) above.

3.6
Each separation allowance payable under this Plan to an Eligible Employee who is affected by a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§2101-2109) (“WARN”) shall be reduced by the amount of salary or other wages paid by Progressive to such Eligible Employee in respect of the period (“WARN Period”) commencing on the date he/she receives written notice pursuant to WARN that Progressive will be terminating his/her employment and ending on his/her Separation Date, but only to the extent that the Eligible Employee has not earned wages from Progressive during such WARN Period.

3.7	An Eligible Employee who receives a separation allowance under this Plan shall be obligated to repay a portion of that separation allowance if he/she is hired by a Participating Employer as a regular employee within a period of time following his/her Separation Date that does not exceed the number of weeks of Compensation used in computing his/her separation allowance under Section 3.1. The amount of the repayment shall equal the difference between (a) the total separation allowance paid to the Eligible Employee and (b) the total separation allowance paid to the Eligible Employee multiplied by a fraction, the numerator of which is the number of weeks, rounded to the nearest whole week, beginning on the Eligible Employee’s Separation Date and ending on his/her rehire date, and the denominator of which is the total number of weeks of Compensation used in computing his/her separation allowance under Section 3.1. Repayment shall be made at such time and in such manner as shall be determined by the Participating Employer which hires the Eligible Employee, in such Participating Employer’s sole discretion.

SECTION 4 - CONTINUED WELFARE BENEFITS

4.1
An Eligible Employee who resigns or whose employment has been terminated under the Plan may elect to continue his/her and his/her dependents' medical, dental and vision coverages, if any, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as further provided in the Applicable Group Insurance Plan (to the extent he/she and his/her dependents were receiving such coverages immediately prior to his/her Separation Date), for the period specified in the Applicable Group Insurance Plan and subject to the terms and conditions thereof. If an Eligible Employee who is entitled to a separation allowance under the preceding provisions of this Plan elects to continue his/her and/or his/her dependents' medical, dental and/or vision coverages under the Applicable Group Insurance Plan, the Eligible Employee will be entitled to receive such coverages at the contribution amount set forth in the Applicable Group Insurance Plan (referred to therein as the “Separation Allowance Contribution”) for a period not to exceed the lesser of (i) the COBRA continued coverage period or (ii) the number of weeks of Compensation used in computing the amount of his/her separation allowance under Section 3.1 above, provided that the Eligible Employee pays such Separation Allowance Contribution to the Participating Employer at such times as the Participating Employer shall specify. Eligible Employees may also qualify for a reduction of the Separation Allowance Contribution under the American Recovery and Reinvestment Act of 2009.

4.2
Notwithstanding the foregoing, if the Company reasonably determines that, as a result of the continuation of coverage pursuant to this Section 4, the Company, an Applicable Group Insurance Plan, or an Eligible Employee could be subject to: (a) any excise tax for failure to comply with any law applicable to group health plans; or (b) the taxation of any medical expense reimbursement benefits provided under an Applicable Group Insurance Plan, the Company shall require an Eligible Employee to pay the full cost of the continuation of coverage in lieu of the Separation Allowance Contribution.

SECTION 5 - ELIGIBILITY UNDER OTHER PLANS AND AGREEMENTS

5.1
Except as provided in Section 5.2, this Plan shall entirely supersede and replace all policies, plans, agreements, understandings and arrangements adopted or entered into before August 6, 2015, regarding separation allowances, severance pay and/or similar compensation payable by Progressive to terminated Eligible Employees (other than with respect to any Eligible Employees who may have incurred Separation Dates prior to August 6, 2015).

5.2
Individual employment, termination, severance and other agreements that include provisions regarding separation allowances, severance pay and/or similar compensation following termination of employment and that are entered into in writing with an Eligible Employee shall supersede and replace this Plan, except as otherwise expressly provided by such agreements; however, no such agreement entered into on or after August 6, 2015, shall be effective or enforceable unless approved in writing by the Board of Directors of the Company, and nothing in this Plan shall be construed as ratifying or validating any such agreements that have not been so approved.

SECTION 6 - CLAIMS PROCEDURES

6.1	The Company shall establish reasonable procedures under which a claimant, or his/her duly authorized representative, may present a claim for benefits under this Plan.

6.2
Unless such claim is allowed in full by the Company, written notice of the denial shall be furnished to the claimant within ninety (90) days (which may be extended by a period not to exceed an additional ninety (90) days if special circumstances so require and written notice to the claimant is given prior to the expiration of the initial ninety (90) day period describing such circumstances and indicating the date by which the Company expects to render its determination) setting forth the following in a manner calculated to be understood by the claimant:

(i)	The specific reason(s) for the denial;

(ii)	Specific references(s) to any pertinent provision(s) of the Plan or rules promulgated pursuant thereto on which the denial is based;

(iii)	A description of any additional information or material as may be necessary to perfect the claim, together with an explanation of why it is necessary;

(iv)
A description of the Plan’s claims review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

(v)	An explanation of the steps to be taken if the claimant wishes to resubmit his/her claim for review.

6.3
Within a reasonable period of time after the denial of the claim, but in any event, not to be more than sixty (60) days thereafter, the claimant or his/her duly authorized representative may make written application to the Company for a review of such denial. The claimant or his/her representative, may, upon request and free of charge, review or receive copies of documents, records and other information relevant to the claimant’s claim for benefits, and may submit written comments, documents, records and other information relating to the claim for benefits.

6.4
If an appeal is timely filed, the Company shall conduct a full and fair review of the claim and mail or deliver to the claimant its written decision within sixty (60) days after the claimant's request for review (which may be extended by a period not to exceed an additional sixty (60) days if special circumstances or a hearing so require and written notice is given to the claimant prior to the expiration of the initial sixty (60) day period describing such special circumstances and indicating the date by which the Company expects to render its determination). In conducting its review, the Company shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Company’s decision on review shall:

(i)    Be written in a manner calculated to be understood by the claimant;

(ii)    State the specific reason(s) for the decision;

(iii)    Make specific reference to pertinent provision(s) of the Plan;

(iv)
State that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(v)	Include a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

6.5
If a period of time is extended, as permitted under Sections 6.2 and 6.4 above, due to a claimant’s failure to submit information to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.”

SECTION 7 - AMENDMENT AND TERMINATION

7.1
The Company, by action of the Compensation Committee of its Board of Directors, may amend, modify or terminate the Plan in whole or in part at any time for any reason without the consent of any Affiliated Company or any employee or other person; provided, however, that, except for legally required amendments, modifications and terminations, no such amendment, modification or termination shall impair the rights of any Eligible Employee who incurs a Separation Date prior to the date the Company adopts such amendment or modification or approves such termination.

7.2
Notwithstanding the provisions of Section 7.1, upon the occurrence of a Change in Control, the Plan may not be amended, modified or terminated in a way that impairs or reduces any of the rights or benefits of any individual who was an Eligible Employee as of the date such Change in Control occurred until after the third anniversary of the date such Change in Control occurred.

SECTION 8 - RIGHTS OF SETOFF

8.1
Progressive shall have the unrestricted right and power to set off against, or recover out of, any payments owed an Eligible Employee or other person under this Plan, at the time such payments would have otherwise been payable under this Plan, any amounts owed to Progressive by such Eligible Employee or other person.

SECTION 9 - FUNDING

9.1
All payments pursuant to this Plan shall be made from Progressive's general funds and nothing contained herein shall be deemed to require Progressive to, and Progressive shall not, physically segregate any sums from its general funds, or create any trust or escrow account, or make any special deposit, in respect of any amounts payable hereunder.

SECTION 10 - ADMINISTRATION

10.1	The Company shall be the Administrator of this Plan and shall be the “named fiduciary” within the meaning of Section 402 of the Employee Retirement Income Security Act of 1974, as amended,

and, except as specified elsewhere herein, shall exercise all rights and duties with respect hereto, including, without limitation, the right:

(i)	to make and enforce such rules and regulations as are necessary or proper for the efficient administration of this Plan; and

(ii)
to interpret and construe this Plan and to decide all disputes and other matters arising hereunder, including but not limited to the right to determine eligibility for benefits and resolve possible ambiguities, inconsistencies or omissions. All such rules, interpretations and decisions shall be applied in a uniform manner to all persons similarly situated.

Except as otherwise specifically provided herein, no action or decision taken in accordance with this Plan by the Company or Progressive shall be relied upon as a precedent for any similar action or decision under any circumstances.

10.2
It is intended that all amounts payable under this Plan shall be, to the greatest extent possible, either “short-term deferral” or “separation pay” within the meaning of Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9) respectively and, as such, shall be exempt from the application of Section 409A of the Code. The Plan, the Separation Agreement and General Release, and any other documents relating to the payment of separation allowance or the provision of benefits hereunder shall be construed and interpreted in accordance with such intention. Notwithstanding the foregoing, the Company makes no representations that any separation allowance payment shall comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by an Eligible Employee on account of noncompliance with Section 409A of the Code.

SECTION 11 - ADOPTION OF THE PLAN BY AFFILIATED COMPANIES

11.1	Adoption with Approval

Any Affiliated Company may adopt and become a party to this Plan with the consent of the Company and subject to such terms and conditions as the Company may require or approve.

11.2	Procedure for Adoption

An Affiliated Company may adopt the Plan and become a Participating Employer hereunder by executing an instrument in writing evidencing such adoption by its Board of Directors and filing a copy thereof with the Company. Upon approval of the Affiliated Company's adoption of the Plan by the Company, the Affiliated Company's adoption of the Plan shall be effective as of the date specified in said instruments.

11.3	Effect of Adoption

(a)    If there is more than one Participating Employer hereunder, the costs and expenses in connection with the Plan each year shall be shared by all Participating Employers in such manner as they shall mutually agree.

(b)    Each Participating Employer, as a condition of continued participation in this Plan, delegates to the Company the sole power and authority to design, establish and change the Plan, including, without limitation, the power and authority to:

(i)    determine the amount of employer and employee contributions

(ii)    consent to the adoption of this Plan by other Affiliated Companies; and

(iii)    amend or terminate the Plan in accordance with Section 7.

(c)    Each Participating Employer, as a condition of continued participation in this Plan, delegates to the Company the sole power and authority to administer and operate the Plan as provided in Section 11 of the Plan.

11.4	Termination of Adoption

Each Participating Employer may elect separately to withdraw from the Plan, but amendments may be made only by the Company as provided in Section 7. Any such withdrawal shall be expressed in an instrument in writing executed by the withdrawing Participating Employer on order of its Board of Directors and filed with the Company.

SECTION 12 - EFFECTIVE DATE

12.1	This Plan shall be effective August 6, 2015, but only as to Eligible Employees who incur Separation Dates on or after such date.

IN WITNESS WHEREOF, the Company has hereunto caused this Amendment and Restatement to be executed by its duly authorized representative as of the 6th day of August, 2015.

THE PROGRESSIVE CORPORATION

BY:

TITLE:

EXHIBIT A

EXECUTIVE SEPARATION AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT is entered into by and between you («Name») and Progressive «PayrollCompany» (“Progressive”), together with its parents, subsidiaries, affiliates, predecessors, successors and assigns (collectively, with Progressive, the “Progressive Group”), pursuant to The Progressive Corporation Executive Separation Allowance Plan (“Plan”).

WHEREAS, your employment with Progressive ended effective «TermDate» (the “Separation Date”); and

WHEREAS, you desire to receive certain separation allowance benefits under the Plan; and

WHEREAS, the Plan provides separation allowance benefits only to employees who sign a Separation Agreement and General Release in the form specified in the Plan;

NOW, THEREFORE, you and the Progressive Group agree as follows:

1.Final Wages and ETB Payment. Progressive shall pay you for all hours of work performed and for all credited but unused Earned Time Benefit hours determined as of your Separation Date in accordance with Progressive’s standard practices. These payments will be made within thirty (30) days of the Separation Date, or at such earlier time as may be required by law, regardless of whether you accept this Agreement.

2.Severance Benefits. In consideration of your acceptance of this Agreement and subject to your fully meeting your obligations under it, Progressive will provide you with following severance pay and benefits:

a.Progressive shall pay you a separation allowance in the total gross amount of «SepText» Dollars ($«SepNo») (representing «sevwks» weeks of Compensation), less applicable tax withholding, other legally required deductions and (except to the extent prohibited by law) amounts due Progressive for any reason. Such separation allowance shall be paid in a lump sum at the time specified in Section 3.2 of the Plan and subject to the limitations specified in the Plan.

b.If you are participating in The Progressive Health, Life and Disability Benefits Plan (“Group Insurance Plan”), you may elect to continue your and your dependents’ medical, dental and vision coverages under the Group Insurance Plan for the periods specified in the Group Insurance Plan, subject to the terms, conditions and limitations of the Group Insurance Plan. If you elect to continue any of such coverages, Progressive shall pay the cost of continuing such coverages for a period not to exceed the number of weeks of Compensation used in computing the amount of your separation allowance under Paragraph 1 above, provided that you make payments at such times as and in such manner as Progressive shall specify equal to the contributions you would have had to make for those coverages for such period had you continued to receive those coverages as an active employee during such period, all as determined by Progressive. You also shall be entitled to the conversion privileges, if any, applicable to your life insurance and/or other coverages under the Group Insurance Plan.

c.[INCLUDE IF PROVIDING OUTPLACEMENT] Progressive shall make outplacement services available to you for a period of [ ] months.

d.If you are rehired by Progressive or any other Participating Employer as a regular employee within a period of time following your Separation Date that does not exceed the number of weeks of Compensation used in computing your separation allowance under the Plan, you shall repay to Progressive the amount specified in Section 3.7 of the Plan at the time and in the manner specified therein.

e.[DELETE IF SEPARATION DATE IS AFTER CHANGE OF CONTROL.] You shall not be entitled to receive the severance pay and benefits described above, and this Agreement shall be considered null and void, if, at any time prior to payment to you of a separation allowance, Progressive determines that you have committed a violation of Progressive’s Code of Business Conduct and Ethics that would have led Progressive to terminate your employment in accordance with Progressive’s then current disciplinary practices with respect to the type of violation in question had you still been actively employed.

3.Effect on Equity Incentives. [If not Qualified Retirement] You acknowledge the forfeiture of any and all unvested Restricted Equity (whether Restricted Stock Awards or Restricted Stock Units) awarded to you under The Progressive Corporation 2003 Incentive Plan, The Progressive Corporation 2010 Equity Incentive Plan and/or The Progressive Corporation 2015 Equity Incentive Plan, in each case as amended (the “Incentive Plans”), except to the extent stated in any agreement between you and Progressive related to unvested and outstanding performance-based restricted stock award(s) for which the Evaluation Period or the Growth Evaluation Period has ended prior to the Separation Date.  You rights, if any, under The Progressive Corporation Executive Deferred Compensation Plan and/or the Incentive Plans (collectively, the “Executive Compensation Programs”) shall be determined in accordance with the governing provisions of the Executive Compensation Programs as in effect from time to time and any agreements entered into thereunder. For purposes of such Executive Compensation Programs, you shall be considered to have terminated employment with Progressive on the Separation Date.

[If Qualified Retirement] The termination of your employment shall be deemed to be a Qualified Retirement as that term is used in The Progressive Corporation 2003 Incentive Plan, The Progressive Corporation 2010 Equity Incentive Plan and/or The Progressive Corporation 2015 Equity Incentive Plan, in each case as amended (the “Incentive Plans”), and any Restricted Stock Award Agreement or Restricted Stock Unit Award Agreement between you and Progressive (the “Stock Agreements”) and you shall enjoy such rights and be subject to such forfeitures and requirements as are contained in said Incentive Plans and Stock Agreements in accordance with the Incentive Plans and Stock Agreements. Your rights, if any, under The Progressive Corporation Executive Deferred Compensation Plan and/or the Incentive Plans (collectively, the “Executive Compensation Programs”) shall be determined in accordance with the governing provisions of the Executive Compensation Programs as in effect from time to time and any agreements entered into thereunder. For purposes of such Executive Compensation Programs, the Separation Date shall be your Qualified Retirement Date.

4.Acknowledgment of Full Payment and Status of Benefits. You acknowledge that the payments described in paragraph 1 of this Agreement are in complete satisfaction of any and all wages and payments due to you from the Progressive Group, whether for services provided or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to you. You further acknowledge that, except as expressly provided in paragraphs 2(b) and 3 above, your participation in all employee benefit plans and programs will end as of the Separation Date, in accordance with the terms of those plans and programs. You acknowledge that you have no rights under The Progressive Corporation Separation Allowance Plan.

5.Return of Documents and Other Property; Confidentiality. You agree to continue to honor your obligations with respect to confidential and/or proprietary information belonging to the Progressive Group, including the Confidentiality Statement to which you agreed upon your hire, if any, and all applicable policies as set forth in Progressive’s Code of Business Conduct and Ethics and Workplace Policies. You affirm and represent that you have not taken or misused any such confidential and/or proprietary information and that you have returned to Progressive any records containing such confidential and/or proprietary information and all records that are the Progressive Group’s property.

6.Release of Claims. In exchange for separation allowance and benefits provided to you under this Agreement, to which you would not otherwise be entitled, you, on your own behalf and on behalf of your heirs, executors, agents, representatives, administrators, survivors, assigns and anyone claiming by or through you, hereby release Progressive and the Progressive Group, along with each of their individual and respective current and former directors, officers, agents, attorneys and employees in their corporate as well as personal capacities (collectively, the “Releasees”), from any and all claims, liabilities, demands, actions, suits and causes of action, whether known or unknown, that you ever had or now may have against any of the Releasees, both in law and equity, arising from or relating to (a) your employment with Progressive and/or any other entity of the Progressive Group and/or (b) work or services you performed for or on behalf of Progressive or any other entity of the Progressive Group (collectively, “Claims”). Your released Claims include, without limitation: claims arising under the Age Discrimination in Employment Act (“ADEA”), the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the National Labor Relations Act, the Uniformed Services Employment and Reemployment Rights Act and the Employee Retirement Income Security Act of 1974, each as may be amended; claims arising under state law [, including [recite any desired state statutes]]; claims for emotional distress and/or mental and/or physical injury; and any other claims relating in any way to your employment with Progressive and/or any other entity of the Progressive Group and its termination.

[If Executive is a California resident, include] You further acknowledge that you have read and understand California Civil code Section 1542, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in «HisHer» favor at the time of executing the release, which if known by him must have materially affected «HisHer» settlement with the debtor.”

You hereby waive the provisions and protections of California Civil code Section 1542 and agree that the above release shall apply to all Claims that you ever had or now may have against the Releasees, regardless of whether you currently are aware of the Claims or suspect that they exist.

[IF EXECUTIVE IS A RESIDENT OF ANY OTHER STATE REQUIRING RECITAL, INCLUDE RECITAL.]

7.No Pending or New Claims. You agree that you will not instigate, initiate, promote or participate in any Claims against Releasees unless required to do so by law, excepting only such Claim(s) as are permitted under paragraph 11 below. In the event that you do so, the Claim(s) shall be dismissed immediately upon the presentation of this Agreement, and you shall reimburse Releasees for all legal fees and expenses incurred in defending such Claim(s) and obtaining their dismissal.

8.Cooperation. You agree to cooperate with the Progressive Group and/or any entity thereof, as well as any entity operating on its or their behalf, in response to all reasonable requests relating to your former job duties, including requests for such information as the location of documents or information and disclosure of all passwords necessary or desirable to the Progressive Group’s access of information that you password-protected on the information systems or the Progressive Group or any entity thereof. You further agree to cooperate with the Progressive Group and/or any entity thereof, as well as any entity operating on its or their behalf, in connection with any investigation or legal proceeding arising out of matters that were under your responsibility or that were related to, or caused by, your actions.

9.Non-Disparagement. You agree not to disparage the Progressive Group or Releasees, including by libel or defamation. You may, however, provide truthful information to any state or federal administrative agency and in response to formal legal process, such as a subpoena compelling your testimony.

10.Non-Admission. You agree and acknowledge that this Agreement is not and shall not be construed to be, or represented to others as, an admission that Releasees violated any federal, state or local law or regulation or duty owed to you.

11.Right to Participate in Government Agency Proceedings. Notwithstanding paragraphs 5, 6, 7, 8 and 9 above, nothing in this Agreement is intended or shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or a comparable local, state or federal fair employment practices agency, from taking any other actions protected by Section 7 of the National Labor Relations Act or from communicating directly with the Securities and Exchange Commission regarding any possible securities law violation. You acknowledge and agree, however, that this Agreement fully and finally resolves all monetary matters between you and Releasees, and you waive any right to monetary damages, attorneys’ fees, costs, equitable remedies and any other individual relief related to or arising from any such charge, or any ensuing complaint or lawsuit, filed by you or on your behalf.

12.     Miscellaneous.

a.
Unless defined herein, all capitalized terms used in this Agreement shall have the meanings given to them in the Plan. The captions and headings in this Agreement are for convenience only and do not define or describe the scope or content of any provision of this Agreement.

b.
This Agreement, together with the Plan and the other documents referenced herein, constitutes the entire agreement between the parties and supersedes all prior and contemporaneous oral or written representations, agreements and understandings relating to your employment, its termination and all related matters, excluding only (i) your continuing obligations under Progressive’s Code of Business Conduct and Ethics and any existing agreements between you and Progressive with respect to Confidential Information and/or Proprietary Information and (ii) your rights, if any, under the Executive Compensation Programs and any agreements entered into thereunder. Any modifications or assignments of this Agreement must be in a writing signed by you and Progressive’s Chief Legal Officer (or, in the event of a conflict of interest, Progressive’s Chief Financial Officer) in order to be effective. This Agreement is subject to the terms, provisions and limitations of the Plan in all respects.

c.
In the event any provision of this Agreement shall be held to be void, unlawful or for any reason unenforceable or otherwise at variance with the intentions of the parties as expressed herein, the remaining portions of the Agreement shall remain in full force and effect. In the event you breach this Agreement or any part of it, or fail to perform your obligations under this Agreement, the Plan or any other agreement relating to your employment that survives this Agreement, Progressive’s obligations hereunder shall terminate but the Agreement otherwise shall remain in full force and effect, including your release of Claims. No waiver of any provision of this Agreement, or the breach thereof, shall be deemed a waiver of any other provision or breach.

d.
This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute the same instrument, though this Agreement shall be of no force or effect until executed by both you and Progressive. A wet signature on an electronically transmitted copy of the Agreement and/or a wet signature transmitted electronically (i.e., a facsimile or scanned image) shall have the same effect as the original.

d.	This Agreement shall be interpreted, enforced and governed under the laws of the State of Ohio, in which State the Plan was adopted and is maintained.

13.     [INCLUDE IF EXECUTIVE IS 40 OR OVER AND PART OF GROUP (2 OR MORE) REORGANIZATION] Group Impact Attachment. In accordance with the provisions of the Older Workers Benefit Protection Act, attached as Attachment A to this Agreement is statistical information regarding job titles and ages of the employees whose employment will and will not be terminated as a result of the reduction in force as of the date below.

14.     [INCLUDE IF EXECUTIVE IS 40 OR OVER] YOU FURTHER REPRESENT AND ACKNOWLEDGE:

A.	The only consideration for signing this Agreement is that stated expressly herein. No person or entity has made other promises or agreements of any kind to cause you to sign this Agreement.

B.
You fully understand the meaning and intent of this Agreement. You have read the Agreement carefully, know its contents, understand its terms, their meaning and their effect upon your rights and duties. You enter into this Agreement knowingly and voluntarily, agree to all its terms and conditions, understand their final and binding effect, and sign THIS Agreement as your own free act with the full intent of releasing Releasees from all claims AS PROVIDED IN THIS AGREEMENT.

C.	THIS AGREEMENT DOES NOT WAIVE OR RELEASE ANY RIGHTS OR CLAIMS YOU MAY HAVE UNDER the ADEA THAT ARISE AFTER THE DATE YOU SIGN THIS AGREEMENT.

D.	The consideration provided to you under THIS AGREEMENT is in addition to anything of value to which you are entitled already.

E.	You have been advised by Progressive to consult with an attorney prior to executing this Agreement.

[INCLUDE IF EXECUTIVE IS 40 OR OVER] IMPORTANT! You have 45 days from receipt of this Agreement to consider whether to sign it. If you do not meet this deadline, you will not be eligible for a separation allowance. You may revoke the Agreement within seven (7) days after signing it, but you must do so by delivering written notification of such revocation to Progressive’s Chief Legal Officer at 6300

Wilson Mills Road, Mayfield Village, Ohio, 44143. If you sign the Agreement within 45 days and do not revoke it, it will become effective immediately following the expiration of the seven-day revocation period.

[INCLUDE IF EXECUTIVE IS UNDER 40] IMPORTANT! You have 45 days after your Separation Date within which to sign this Agreement and return it to Progressive. This Agreement will become effective once you sign it. If you do not meet this deadline, you will not be eligible for a separation allowance.

Date this Agreement was Given to You

________________________________________

By:    _________________     __________
HR/Manager Initials        Date

PROGRESSIVE «PayrollCompany»

By: ______________________________________

__________________________________________
Printed Name

Title: _____________________________________

I understand this Agreement and enter into it of my own free will. I understand that Progressive will not be required to provide any severance benefits under this Agreement until after this Agreement becomes effective.

______________________________        Date: ______________________________
[Name]